EXHIBIT 99.1

United Rentals Announces Offering of $1,550 million Senior Unsecured Notes and $650 million Senior Secured Notes

GREENWICH, Conn. — February 21, 2012 — United Rentals, Inc. (NYSE: URI) today announced that its subsidiary, UR Financing Escrow Corporation (“UR Financing”) is offering $1,550 million aggregate principal amount of senior unsecured notes and $650 million aggregate principal amount of senior secured notes, in each case to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States in accordance with Regulation S under the Securities Act.

The gross proceeds from the notes offerings will be placed into escrow pending the consummation of the merger transaction with RSC Holdings Inc. (“RSC”) announced on December 16, 2011.  Following release of the proceeds of the offerings from escrow, the company intends to use the net proceeds from the offerings to pay the cash consideration to be paid in the merger transaction, to refinance RSC’s existing senior secured indebtedness and to pay related fees and expenses.

If the escrow conditions are not satisfied on or prior to September 15, 2012, or the company provides notice of the occurrence of certain events to the escrow agent prior to September 15, 2012, UR Financing will be required to redeem the notes in full from the holders of notes at a price equal to 100% of the issue price of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of private offering memoranda. The notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Participants in Solicitation

United Rentals, RSC and their respective directors and executive officers and certain members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of United Rentals and RSC in connection with the proposed merger of United Rentals and RSC. Information about the directors and executive officers of United Rentals and their ownership of United Rentals common stock is set forth in the proxy statement for the United Rentals 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 31, 2011. Information about the directors and executive officers of RSC and their ownership of RSC common stock is set forth in the proxy statement for the RSC 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 16, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed merger may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger.

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Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com